Exhibit (d)(102)
AMENDMENT NO. 4 TO INVESTMENT SUBADVISORY AGREEMENT
This Amendment to the Investment Subadvisory Agreement dated as of December 29, 2003, as amended (the “Agreement”) by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Mellon Capital Management Corporation, a Delaware corporation (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust, shall be effective as of January 19, 2009.
     WHEREAS, the Client, Subadviser and The Vantagepoint Funds entered into the Agreement for the management of the Vantagepoint Overseas Equity Index Fund, a series of The Vantagepoint Funds;
     WHEREAS, the Client, Subadviser and The Vantagepoint Funds desire to further amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1. Section 6(c) Reconciliations. Section 6(c) of the Agreement is hereby amended and restated as follows:
     (c) Reconciliations. On a daily basis, Subadviser shall review reports of the Account’s portfolio holdings as provided to Subadviser by the Custodian and shall report as promptly as possible within two (2) business days to the Custodian and to Client any discrepancies between the holdings of the securities in the Account and the prices that Subadviser believes should be assigned to them.  On a monthly basis, Subadviser shall reconcile security and cash positions, and market values to the Custodian’s records and report discrepancies to Client within ten (10) business days after the end of the month.
2. All other provisions of the Agreement, as previously amended, remain in full force and effect.
3. Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.
4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AMENDMENT:

THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Overseas Equity Index Fund

By:

Angela Montez, Secretary The Vantagepoint Funds

Date:	April__, 2009

Approved by:

Wayne Wicker, Chief Investment Officer Vantagepoint Investment Advisers, LLC

Date: April __, 2009

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:

Angela Montez, Assistant Secretary ICMA Retirement Corporation

Date:	April __, 2009

Approved by:

Wayne Wicker, Chief Investment Officer Vantagepoint Investment Advisers, LLC

Date: April __, 2009

MELLON CAPITAL MANAGEMENT CORPORATION

By:

Title:

Date:	April __, 2009